EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-59733) of Cash America International, Inc. of our report dated June 26, 2009 relating to the financial statements of the Cash America International, Inc. 401(k) Savings Plan, which appear in this Form 11-K.
/s/ Whitley Penn LLP
Fort Worth, Texas
June 26, 2009